NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2006 4Q and Year End Earnings

GLEN BURNIE, MD (February 5, 2007) - Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2006.

In the quarter ended December 31, 2006, the company realized net income of $609,000 or $0.25 per basic and diluted earnings per share as compared to $671,000 or $0.27 basic and diluted earnings per share for the same period in 2005. Net interest income after provisions for credit losses for the fourth quarter of 2006 was $2,871,000 compared to $2,994,000 for the same three-month period in 2005.

Net income for the year ended December 31, 2006 was $2,720,045 or $1.10 per basic and diluted earnings per share as compared to net income of $2,774,741 or $1.13 per basic and diluted earnings per share in 2005. All per share amounts reflect a stock dividend of one share for every five that was paid in January 2006.

Glen Burnie Bancorp’s net interest income after provisions for credit losses for the year ended December 31, 2006 decreased 2.14% to $11,759,431 as compared to $12,016,103 in 2005. Assets for the same period grew 3.65 % to $317,745,601 in 2006 compared to $306,560,991 in 2005.

2006 Performance Highlights:
•	4.31% net interest margin
•	1.64% growth in loans, less allowance for credit losses
•	3.61% growth in deposits
•	5.91% increase in stockholders’ equity
•	0.60% average delinquency rate

-more-

Glen Burnie Bancorp - page 2
2006 4Q and Year End Earnings

“We were pleased with our asset and deposit growth.” said Michael G. Livingston, Executive Vice President and COO. “We were also able to maintain earnings that allowed the company to issue its 57th consecutive dividend which was paid in January.”

Glen Burnie Bancorp declared four regular dividends and one bonus dividend in 2006, totaling 54 cents per common share.

“The Bank of Glen Burnie was founded in 1949 to serve the community and has stayed true to that mission,” said F. William Kuethe, Jr., President and CEO. “We continue to be a community bank in Anne Arundel County.”

The Bank of Glen Burnie® has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for 19 consecutive quarters. This distinction denotes the highest level of strength, safety and performance attainable. The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, www.thebankofglenburnie.com, currently maintains consolidated assets totaling more than $317 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County.

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December	December
	31, 2006	31, 2005
Assets

Cash and due from banks	$9,006	$9,405
Interest bearing deposits	342	3,712
Federal funds sold	3,972	2,333
Investment securities	96,495	87,280
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	193,337	190,205
Premises and equipment at cost, net of accumulated depreciation	3,406	3,863
Other real estate owned	50	50
Other assets	10,983	9,558
Total assets	$317,746	$306,561

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$274,833	$265,248
Short-term borrowings	545	622
Long-term borrowings	7,140	7,171
Junior subordinated debentures owed to unconsolidated
subsidiary trust	5,155	5,155
Other liabilities	1,872	1,740
Total liabilities	289,545	279,936

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding December 31, 2006 2,484,633;
December 31, 2005 2,056,024 shares	2,485	2,056
Surplus	11,720	11,458
Retained earnings	14,313	13,341
Accumulated other comprehensive (loss) income, net of tax	(317)	(230)

Total stockholders' equity	28,201	26,625

Total liabilities and stockholders' equity	$317,746	$306,561

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Interest income on
Loans, including fees	$3,105	$3,021	$11,831	$11,625
U.S. Treasury and U.S. Government agency securities	873	617	3,347	2,414
State and municipal securities	424	327	1,653	1,474
Other	140	162	824	585
Total interest income	4,542	4,127	17,655	16,098

Interest expense on
Deposits	1,296	870	4,781	3,092
Junior subordinated debentures	136	136	546	546
Long-term borrowings	106	107	425	428
Short-term borrowings	71	20	81	66
Total interest expense	1,609	1,133	5,833	4,132

Net interest income	2,933	2,994	11,822	11,966

Provision for credit losses	62	0	62	(50)

Net interest income after provision for credit losses	2,871	2,994	11,760	12,016

Other income
Service charges on deposit accounts	210	223	831	865
Other fees and commissions	249	236	1,005	918
Other non-interest income	7	3	21	31
Income on life insurance	54	43	211	198
Gains on investment securities	106	28	176	102
Total other income	626	533	2,244	2,114

Other expenses
Salaries and employee benefits	1,562	1,641	6,518	6,407
Occupancy	213	193	851	794
Other expenses	819	784	3,228	3,424
Total other expenses	2,594	2,618	10,597	10,625

Income before income taxes	903	909	3,407	3,505

Income tax expense	294	238	687	730

Net income	$609	$671	$2,720	$2,775

Net income per share of common stock	$0.25	$0.27	$1.10	$1.13

Weighted-average shares of common stock outstanding	2,478,596	2,462,012	2,472,803	2,456,723